SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  SCHEDULE 14A
                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


Filed by the Registrant [  ]
Filed by a Party other than the Registrant [X]

Check the appropriate box:

[  ]     Preliminary Proxy Statement
[  ]     Confidential, for Use of the Commission Only (as permitted by Rule
         14a-6(e)(2))
[X]      Definitive Proxy Statement
[  ]     Definitive Additional Materials
[  ]     Soliciting Material under Rule 14a-12


                                  LODGIAN, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


                             EDGECLIFF HOLDINGS, LLC
--------------------------------------------------------------------------------
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[  ] Fee paid previously with preliminary materials.

[  ] Check box if any part of the fee is offset as provided by Exchange Act Rule
     0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount previously paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                             EDGECLIFF HOLDINGS, LLC
                               207 Grandview Drive
                          Fort Mitchell, Kentucky 41017


                                                                 August 29, 2000


Dear Fellow Stockholders:



         We and our affiliates are the beneficial owners of approximately 14.9% of the Common Stock of Lodgian, Inc. (the "Company"). As the Company's largest stockholder, we have grown increasingly dissatisfied with the Company's performance over the past year. Although we have made repeated overtures to acquire the Company in a transaction that would give stockholders an opportunity to recognize a substantial premium on their shares, the Company has consistently rejected our efforts. Instead, the Company's Board of Directors has taken recent actions to entrench itself and management. As a result, we are seeking your support to elect up to three nominees to the Board of Directors who are expected to strongly advocate the sale of the Company to the highest bidder, whether to us or to any competing bidder with an acquisition proposal determined to be superior. Our nominees will also consider any viable alternative transaction that would provide superior stockholder value. We are also seeking your support for a proposal intended to dissuade the Board from adopting any new by-law amendments that would impair the ability of a bidder to make an acquisition proposal.

         Since the Company's formation in December of 1998 as a result of the merger of Servico, Inc. ("Servico") with Impac Hotel Group, LLC, the Company's stock price has lost approximately 64% of its value, dropping from a trading high of approximately $7.13 per share in May of 1999 to a closing price of approximately $2.56 on August 28, 2000. This poor performance is even more disappointing for former Servico stockholders, with the August 28 closing price representing declines of approximately 80% and 85% from the 52-week trading averages of $13.11 and $16.84 for shares of Servico common stock during the calendar years ended 1998 and 1997, respectively. Recent announcements by the Company's management do not instill any confidence that it will be able to reverse this course.


         On January 12, 2000, the Company made an earnings release which, based on our analysis, revealed that its earnings for 1999 would be 24-28% below consensus analyst estimates and that earnings for 2000 would be flat. On March 16, the Company announced that its 1999 year-end results would include several non-recurring and one- time pre-tax charges as high as $75 million in the aggregate and that its fourth-quarter losses would be "substantially greater" than its previously announced forecast, resulting in an even greater operating loss for 1999.


         On March 30, the Company announced that it had been unable to file its 1999 annual report (including its audited financial statements) in a timely manner and would do so by April 14, the maximum time allowable under an extension request it filed with the Securities and Exchange Commission. The Company failed to meet this extendeddeadline. On May 1, the Company announced "unaudited" losses of approximately $60 million for the year ended 1999 (compared to a loss of approximately $5 million for the year ended 1998). At that time, the Company stated that it expected to file its 1999 annual report "in the next several weeks." The Company did not file its annual report for an additional three months, and its failure to provide its senior secured lenders with audited financial statements during this period constituted a default under its credit agreement, suspending its ability to receive advances under its existing working capital facility. On May 17, Standard & Poor's lowered the Company's corporate credit and bank loan ratings from double-B-minus to single-B-plus and lowered the Company's subordinated debt rating from single-B to single-B-minus. Dow Jones Newswires reported that these downgrades reflected the Company's fourth quarter and year-end 1999 unaudited earnings results, which were "well below expectations."

         On July 31, the Company filed its annual report, which disclosed that there were deficiencies in the Company's internal financial and accounting controls of a level sufficient to prevent a complete review of the Company's 1999 quarterly data by its independent auditors. A separate Company press release estimated that the costs associated with improving the Company's financial and accounting controls so as allow the Company to report financial results on a timely basis would be approximately $4 million in 2000.

         On the date that the Company filed its annual report, the Company paid a $1.4 million fee to amend its credit facility and obtain a waiver of its previous defaults arising from the lateness of its audited financial statements. While the amendment purportedly eases the Company's financial covenants and allows increased flexibility for sales of the Company's assets, the amendment raises the applicable interest rate by 0.50%, requires additional payments of $25 million at the end of each six-month period over the next two years to reduce the Company's indebtedness and lowers the maximum borrowings under the credit facility by $25 million. According to the Company's annual report, the Company plans to raise the money necessary to make the additional debt payments by selling off properties.


         Since November of 1999, we have had numerous discussions with the Company's management concerning our interest in acquiring the Company. In the context of these discussions, we made two definitive proposals to acquire all of the Company's common stock for cash at prices which represented premiums of approximately 43% and 46% over the prior trading days' closing prices. The Company has consistently refused to cooperate with us or provide us with any due diligence information despite our repeated indications of interest, despite the Company having met with our financing sources to confirm our ability to finance an acquisition and despite the substantial premium being offered. We are particularly disappointed that the Company has persisted in this course of action given its announcement on January 12 that it had retained Morgan Stanley Dean Witter to assist it in reviewing "a number of strategic alternatives to enhance shareholder value" and on March 16 that these alternatives included "a possible sale of the Company." To date, the incumbent Board has not disclosed any alternative proposals that would maximize stockholder value.


         Instead of pursuing a transaction with us, the Company's Board of Directors has opted to entrench itself and management. On March 9, three days after we had last met with the Company to discuss our acquisition proposal and in which we indicated the possibility of nominating our own slate of candidates for election at the 2000 annual meeting of stockholders, the Company announced that it had made changes in the composition of the Board and the Company's by-laws which would have the effect of reducing the number and percentage of directors subject to election at the 2000 annual meeting. Prior to the making of these changes, the Board had six members and two vacant positions, and the Company's stockholders would have had the right to elect three out of the six Board members (representing 50% of the Board's membership). If the Board's actions are allowed to stand, stockholders will only have the right to elect two of the six directors, representing a minority of the Board that could not take action on behalf of the Company without the presence or support of two additional Board members. Although we have commenced litigation against the Company seeking to protect the right of all stockholders to elect three directors at the upcoming annual meeting, there can be no assurance that we will be successful.

         The Company has also recently begun to sell certain of its core assets and has excluded us from the bidding process, thereby depriving the Company and its stockholders of the maximum value that would be realized in a sale to the highest bidder. On July 13, 2000, we learned that the Company intended to sell a group of ten hotels, located primarily on the West Coast, for $132 million. Having recently built hotels on the West Coast and based on our knowledge of the various markets involved, we believe that these ten properties have a strong potential for long-term improvement in cash flows and that the $132 million price is below both replacement cost and fair market value. On July 13 and 17, we sent letters to the Company expressing our concern over the low selling price and the competitiveness of the bidding process, our disappointment in not being given the specific opportunity to bid on the properties, our willingness to offer an additional $10 million for the properties and our continued interest in acquiring the properties. The Company responded by admitting that we were never offered the specific portfolio of properties being sold, but claiming that we and our financial advisor had rejected vague overtures in the past as to our interest in sales of properties generally. Accordingly, rather than pursuing a transaction with us at that time for a higher price, the Company subsequently announced on July 25 that it had agreed to sell the ten properties at the previously disclosed price of $132 million, resulting in an expected pre-tax loss to the Company of approximately $50 million.

         The Company has limited the ability of its stockholders to hold the Board accountable for its recent actions and for the Company's poor financial performance by delaying the date of the 2000 annual meeting of stockholders until October 12, 2000, a date which is more than 15 months later than the Company's 1999 annual meeting and almost 2-1/2 months after the date the Company filed its annual report. The Company scheduled the 2000 annual meeting only after we filed a lawsuit to compel the Company to do so.

         For all of these reasons, we are asking for your support to elect up to three nominees to the Board of Directors who are expected to strongly advocate the sale of the Company to the highest bidder. Although we applaud the Board's decision to engage Morgan Stanley Dean Witter to assist it in reviewing all available strategic alternatives, the Board's continuing refusal to work with us to maximize stockholder value through a sale of the Company demonstrates that the Board is unwilling to seriously consider such a sale. The Board's recent rejection of our request to be able to bid on sales of the Company's core assets provides further evidence of the Board's failure to act in the best interests of the Company's stockholders. Our nominees believe that a sale of the Company to the highest bidder may represent the best opportunity to maximize shareholder value and that full and fair processes that are open to all potential bidders are the best means to achieving this end.

         Given the widespread publicity concerning our efforts to acquire the Company, the amount of time that has lapsed since our initial announcement of interest in November of 1999 and the failure of any competing bidder to come forward with a superior proposal, we believe that we are positioned to offer the highest value available to the Company's stockholders. However, as the largest stockholder of the Company, we would welcome any acquisition proposal, or any alternative transaction, that would result in a higher valuation for our shares. Our nominees have indicated that in connection with their efforts to maximize shareholder value, they will consider all viable acquisition proposals submitted by any bidder, and any viable alternative transaction that would be superior to the Company's stockholders from a financial point of view. Although there can be no assurance that our nominees to the Board will be able to enhance or maximize stockholder value, we believe that their election would increase the likelihood that stockholder value would be maximized because our nominees, who are highly qualified individuals based on their extensive hotel industry experience, are open to considering all of the Company's strategic alternatives, rather than a select few.

         We are also asking for your support of a proposal intended to dissuade the Board from adopting any new by-law amendments that would impair the ability of a bidder to make or effect an acquisition proposal. The fact that the Company recently manipulated the composition of the Board's classes, which has the effect of reducing director accountability at the 2000 annual meeting, demonstrates that our concern is legitimate and well-founded. If adopted, the proposal would repeal any by-law amendments adopted by the Board subsequent to March 9, 2000 (the last date of reported changes) without the consent of the Company's stockholders.

         The enclosed proxy statement contains important information concerning the Company, us, our nominees and the actions we intend to take at the 2000 annual meeting. We strongly urge you to read it carefully.


         YOUR VOTE IS IMPORTANT, NO MATTER HOW MANY OR HOW FEW SHARES YOU OWN. A VOTE FOR OUR NOMINEES AND OUR PROPOSAL WILL ENABLE YOU--AS OWNERS OF THE COMPANY--TO SEND A STRONG MESSAGE TO THE BOARD THAT A SALE OF THE COMPANY TO THE HIGHEST BIDDER REPRESENTS THE BEST OPPORTUNITY TO MAXIMIZE SHAREHOLDER VALUE.

                   SEND YOUR BOARD A MESSAGE IT CAN'T IGNORE!

           SIGN, DATE AND RETURN THE ENCLOSED GREEN PROXY CARD TODAY.


                                             Thank you for your support.

                                             Sincerely,

                                             [Signature Graphic]

                                             ---------------------------
                                             William J. Yung
                                             President
                                             Edgecliff Holdings, LLC


                                    IMPORTANT

         - Please sign, date and return the enclosed GREEN proxy card today in the postage-paid envelope provided.

         - Do not sign any proxy card that you may receive from the Company, even as a protest vote against the Board and management.

If you have any questions regarding your proxy, or need assistance in voting your shares, please call:

                         [MACKENZIE PARTNERS, INC. LOGO]
                                156 FIFTH AVENUE
                            NEW YORK, NEW YORK 10010

                             TOLL FREE: 800-322-2885
                                       OR
                           CALL COLLECT: 212-929-5500

                                 PROXY STATEMENT
                                       OF
                             EDGECLIFF HOLDINGS, LLC
                         -------------------------------

                       2000 ANNUAL MEETING OF STOCKHOLDERS
                                       OF
                                  LODGIAN, INC.
                         -------------------------------


         This proxy statement (the "Proxy Statement") and the enclosed GREEN proxy card are being furnished to you, the stockholders of Lodgian, Inc., a Delaware corporation (the "Company"), by Edgecliff Holdings, LLC, a Kentucky limited liability company ("Edgecliff"), in connection with the solicitation of proxies from the Company's stockholders to be used at the 2000 Annual Meeting of Stockholders of the Company, including any adjournments or postponements thereof and any special meeting that may be called in lieu thereof (the "2000 Annual Meeting"). This Proxy Statement and the GREEN proxy card are first being furnished to the Company's stockholders on or about August 31, 2000.


         Edgecliff is soliciting proxies to take the following actions:


         (1) to elect up to three persons to be nominated by Edgecliff (the "Edgecliff Nominees") for election to the Board of Directors of the Company (the "Board"); and


         (2) to approve a binding resolution (the "By-Law Resolution" or the "Proposal") to repeal each provision of the Company's By-Laws or amendment thereto adopted after March 9, 2000 (the last date of reported changes) and prior to the adoption of the resolution.

         THIS SOLICITATION IS BEING MADE BY EDGECLIFF AND NOT ON BEHALF OF THE BOARD OF DIRECTORS OR MANAGEMENT OF THE COMPANY.


         Edgecliff and certain of its affiliates that may be deemed to constitute a "group" (the "Edgecliff Group") under Rule 13d-5 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), are the beneficial owners of an aggregate of 4,191,800 shares of the Company's outstanding common stock, par value $0.01 per share (the "Shares"), representing approximately 14.9% of the Shares outstanding (based on information publicly disclosed by the Company). As the Company's largest stockholder, the Edgecliff Group has grown increasingly dissatisfied with the Company's performance over the past year.

         The Shares are traded on the New York Stock Exchange (the "NYSE") under the symbol "LOD." Since the Company's formation in December of 1998 as a result of the merger of Servico, Inc. ("Servico") with Impac Hotel Group, LLC, the Shares have lost approximately 64% of their value, with the price per Share as reported on the NYSE

Composite Tape dropping from a trading high of approximately $7.13 in May of 1999 to a closing price of $2.56 on August 28, 2000 (the most recent practicable date prior to the printing of this proxy statement). This poor performance is even more disappointing for former Servico stockholders, with the August 28 closing price representing declines of approximately 80% and 85% from the 52-week trading averages of $13.11 and $16.84 for shares of Servico common stock during the calendar years ended 1998 and 1997, respectively.

         Recent announcements by the Company's management do not instill any confidence that it will be able to reverse this course. On January 12, 2000, the Company made an earnings release which, based on our analysis, revealed that its earnings for fiscal year 1999 would be 24-28% below consensus analyst estimates and that earnings for fiscal year 2000 would be flat. On March 16, the Company announced that its 1999 year-end results would include several non-recurring and one-time pre-tax charges as high as $75 million in the aggregate and that its fourth-quarter losses would be "substantially greater" than its previously announced forecast, resulting in an even greater operating loss for 1999. On March 30, the Company announced that it had been unable to file its 1999 annual report (including its audited financial statements) in a timely manner and would do so by April 14, the maximum time allowable under an extension request it filed with the Securities and Exchange Commission (the "Commission"). The Company failed to meet this extended deadline. On May 1, the Company announced "unaudited" losses of approximately $60 million for the year ended 1999 (compared to a loss of approximately $5 million for the year ended 1998). At that time, the Company stated that it expected to file its 1999 annual report "in the next several weeks." The Company did not file its annual report for an additional three months, and its failure to provide its senior secured lenders with audited financial statements during this period constituted a default under its credit agreement, suspending its ability to receive advances under its existing working capital facility. On May 17, Standard & Poor's lowered the Company's corporate credit and bank loan ratings from double-B-minus to single-B-plus and lowered the Company's subordinated debt rating from single-B to single-B-minus. Dow Jones Newswires reported that these downgrades reflected the Company's fourth quarter and year-end 1999 unaudited earnings results, which were "well below expectations."

         Most recently, the Company filed its annual report on July 31, which disclosed that a significant number of accounting reconciliations involving cash, accounts receivable and payable, fixed assets and payroll had not been completed during 1999 and that the Company's internal controls did not provide an adequate basis for its independent auditors to complete reviews of the Company's quarterly financial data for the quarters during 1999. To rectify this situation, the Company has resorted to hiring outside consulting accountants, who will need to provide the Company with accounting support until the Company is able to comply with the record keeping and internal control requirements imposed under applicable SEC regulations. In a separate press release, the Company estimated that the total costs associated with curing the integrity of the Company's financial and accounting controls so as to allow the Company to report financial results on a timely basis would be approximately $4 million for 2000.

         On the date that the Company filed its annual report, the Company paid a $1.4 million fee to amend its credit facility and obtain a waiver of its previous defaults arising from the lateness of its audited financial statements. While the amendment purportedly eases the Company's financial covenants and allows increased flexibility for sales of the Company's assets, the amendment raises the applicable interest rate by 0.50%, requires additional payments of $25 million at the end of each six-month period over the next two years to reduce the Company's indebtedness and lowers the maximum borrowings under the credit facility by $25 million. According to the Company's annual report, the Company plans to raise the money necessary to make the additional debt payments by selling off properties.


         Since November of 1999, the Edgecliff Group has had numerous discussions with the Company's management concerning its interest in acquiring the Company. In the context of these discussions, the Edgecliff Group has made two definitive proposals to the Company's management to acquire all of the Company's outstanding Shares at prices which represented substantial premiums over the prior trading days' closing prices. In connection with these proposals, the Edgecliff Group sought customary due diligence materials from the Company to confirm its internal valuation of the Company's Shares and to enable it to make a definitive acquisition proposal that would not be subject to any due diligence condition. Despite the Edgecliff Group's willingness to enter into a customary confidentiality agreement which contained a 30-day "standstill" provision in exchange for such information and despite the fact that the Edgecliff Group made its financing sources available to the Company to confirm the Edgecliff Group's ability to make a fully-financed proposal, the incumbent Board has consistently refused to cooperate in providing the requested materials, jeopardizing the potential opportunity of the Company's stockholders to realize a substantial premium on their Shares.

         Specifically, on November 16, 1999, the Edgecliff Group proposed to acquire the Shares at a price of $6.50 per Share, representing a premium of approximately 43% over the $4.56 reported closing sale price of the Company's Shares on the NYSE Composite Tape on the prior trading day. On January 18, 2000, as a result of the Company's continuing refusal to provide the requested due diligence information and in light of the Company's January 12 press release revealing that its 1999 earnings were 24-28% below consensus analyst estimates, the Edgecliff Group withdrew its proposal. On March 6, 2000, the Edgecliff Group again proposed to acquire the Shares, despite the disappointing performance of the Company's management, at a price of $5.75 per Share or a premium of approximately 46.03% over the $3.94 reported closing sale price of the Company's Shares on the NYSE Composite Tape on the prior trading day.

         Despite the Edgecliff Group's repeated indications of interest, the compelling premiums being offered and the Edgecliff Group's willingness to enter into the agreements described above and its giving the Company access to its financing sources, the incumbent Board has consistently refused to provide any due diligence information or to otherwise facilitate the making of an acquisition proposal by it. The Company has persisted in this course of action notwithstanding its announcement on January 12 that it had retained Morgan Stanley Dean Witter to assist it in reviewing "a number of strategic alternatives to enhance shareholder value" and on March 16 that these alternatives included "a possible sale of the Company." To date, the incumbent Board has not disclosed any alternative proposals that would maximize stockholder value.

         Instead of pursuing a transaction with the Edgecliff Group, the incumbent Board has opted to entrench itself and management. On March 9, 2000, three days after the Edgecliff Group made its second proposal to acquire the Company and indicated to the Company the possibility of nominating its own slate of candidates for election at the 2000 Annual Meeting, the Company announced that recent changes had been made to the composition of its classified Board and the Company's Amended Restated By-Laws (the "By-Laws"), which had the effect of reducing the number and percentage of directors subject to election at the 2000 Annual Meeting. Prior to the making of these changes, the Board had six members and two vacant positions, and the Company's stockholders had the right to elect three out of the six Board members at the 2000 Annual Meeting (representing 50% of the Board's membership). Specifically, the Board was composed of six directors, three of whom had been classified as Class II Directors with terms expiring as of the date of the 2000 Annual Meeting. Joseph C. Calabro, a Class II Director of the Company whose term was to expire as of the date of the 2000 Annual Meeting, purportedly resigned from the Board but was then immediately appointed by the Board to a fill a vacancy as a Class I Director. The Board then deleted a By-Law which had provided that a "director elected to fill a vacancy shall hold office only until the next election of directors by the stockholders" and replaced it with a By-Law which provides that "[a]ny director elected by the Board to fill a vacancy shall hold office for a term that shall coincide with the term of the class to which such director shall have been elected." The Class I Directors have a term that expires in 2002. Although the Company claims that the changes to the Board were made pursuant to the Company's Restated Certificate of Incorporation (the "Certificate of Incorporation") and the rules of the NYSE, the Edgecliff Group believes these changes were adopted to prevent the Company's stockholders from replacing 50% of the Company's Board of Directors at the 2000 Annual Meeting.

         As a result of these actions, only two Class II Directors with terms expiring as of the date of the 2000 Annual Meeting remain. Accordingly, if the Board's actions are allowed to stand, the Company's stockholders will only have the right to elect two of the six directors at the 2000 Annual Meeting, representing a minority of the Board which could not take action on behalf of the Company without the presence or support of two additional Board members. In addition, Mr. Calabro is insulated from standing for reelection at the 2000 Annual Meeting. On April 7, 2000, two members of the Edgecliff Group, as substantial beneficial owners of the Company, commenced litigation in the Delaware Court of Chancery which seeks, among other things, a court order mandating that the Company's stockholders be entitled to elect three Company's directors at the 2000 Annual Meeting (the "Director Litigation"). See "Background and Recent Events."


         In addition to the above actions, the incumbent Board has recently determined to sell certain of the Company's core assets and has excluded the Edgecliff Group from the bidding process, thereby depriving the Company and its stockholders of the maximum value that would be realized in a sale to the highest bidder. On July 13, 2000, the Edgecliff Group learned that the Company intended to sell a group of ten hotels, located primarily on the West Coast, for $132 million. Having recently built hotels on the West Coast and based on its knowledge of the various markets involved, the Edgecliff Group believes that these ten properties have a strong potential for long-term improvement in cash flows and that the $132 million price is below both replacement cost and fair market value. On July 13 and 17, the Edgecliff Group sent letters to the Company expressing its concern over the low selling price and the competitiveness of the bidding process, its disappointment in not being given the specific opportunity to bid on the properties, its willingness to offer an additional $10 million for the properties and its continued interest in acquiring the properties. The Company responded by admitting that the Edgecliff Group was never offered the specific portfolio of properties being sold, but claiming that the Edgecliff Group and its financial advisor had rejected vague overtures in the past as to their interest in sales of properties generally. Accordingly, rather than pursuing a transaction with the Edgecliff Group at that time for a higher price, the Company subsequently announced on July 25 that it had agreed to sell the ten properties at the previously disclosed price of $132 million, resulting in an expected pre-tax loss to the Company of approximately $50 million.

         The Company has limited the ability of its stockholders to hold the Board accountable for its recent actions and for the Company's poor financial performance by delaying the date of the 2000 Annual Meeting until October 12, 2000, a date which is more than 15 months later than the Company's 1999 annual meeting and almost 2-1/2 months after the date the Company filed its annual report. The Company scheduled the 2000 Annual Meeting only after certain members of the Edgecliff Group filed a lawsuit to compel the Company to do so. See "Background and Recent Events."

         Edgecliff is soliciting proxies at this time because it believes that the incumbent Board is not acting, and will not act, in the best interest of the Company's stockholders. Although Edgecliff applauds the Board's decision to engage Morgan Stanley Dean Witter to assist it in reviewing all available strategic alternatives, the Board's continuing refusal to work with the Edgecliff Group to maximize stockholder value through a sale of the Company demonstrates that the Board is unwilling to seriously consider such a sale. The Board's recent rejection of the Edgecliff Group's request to be able to bid on sales of the Company's core assets provides further evidence of the Board's failure to act in the best interests of the Company's stockholders. The Edgecliff Nominees believe that a sale of the Company to the highest bidder may represent the best opportunity to maximize shareholder value and that full and fair processes that are open to all potential bidders are the best means to achieving this end. The primary purposes of the solicitation are to elect the Edgecliff Nominees to the Board and to facilitate a sale or merger of the Company to or with the bidder determined by the Board to be offering the most favorable acquisition proposal available to the Company and its stockholders, or to facilitate a superior alternative transaction.

         Given the widespread publicity concerning the Edgecliff Group's efforts to acquire the Company, the amount of time that has lapsed since the Edgecliff Group's initial announcement of interest in November of 1999 and the failure of any competing bidder to come forward with a superior proposal, Edgecliff believes that the Edgecliff Group is positioned to offer the highest value available to the Company's stockholders.

However, as the largest stockholder of the Company, the Edgecliff Group would welcome any acquisition proposal, or any alternative transaction, that would result in a higher valuation for its shares. The Edgecliff Nominees have indicated that in connection with their pursuit of a sale of the Company, they will consider all viable acquisition proposals submitted by any bidder, and any viable alternative transaction that would be superior to the Company's stockholders from a financial point of view. Although there can be no assurance that the Edgecliff Nominees will be able to enhance or maximize stockholder value, we believe that their election would increase the likelihood that stockholder value would be maximized because the Edgecliff Nominees, who are highly qualified individuals based on their extensive hotel industry experience, are open to considering all of the Company's strategic alternatives, rather than a select few.


         If elected, the Edgecliff Nominees are expected to act in the best interest of the Company's stockholders and, subject to their fiduciary duties as directors of the Company, to seek Board approval:

         (1) to encourage expressions of interest by third parties in potential sale or merger transactions (including, without limitation, by providing bidders with access to customary due diligence information of the type requested by the Edgecliff Group pursuant to a standard confidentiality agreement);

         (2) to negotiate and approve a definitive acquisition agreement with the third party determined to be offering the most favorable acquisition proposal available to the Company and its stockholders;

         (3) to submit the acquisition agreement to a vote of the Company's stockholders; and

         (4) to take such additional action as may be necessary to facilitate the consummation of the acquisition transaction, including:

                  (a) approving the acquisition transaction under Section 203 of the Delaware General Corporation Law; and


                  (b) redeeming the preferred stock purchase rights (the "Rights") issued under the Rights Agreement, dated as of April 14, 1999, between the Company and First Union National Bank (the "Rights Agreement"), or amending the Rights Agreement to make the Rights inapplicable to the acquisition transaction.


The Edgecliff Nominees would encourage the Board to evaluate potential bids on the basis of, among other things, the value of the consideration offered, the ability of the bidder to finance the bid, the quality of any non-cash consideration offered (including the financial condition of any bidder offering non-cash consideration), and the timing and likelihood of consummation of the proposed transaction in light of any required financing or regulatory approvals. However, the Edgecliff Nominees will only seek to encourage the Board to approve an acquisition transaction if they believe that the value of the transaction is fair to the stockholders of the Company from a financial point of view.


         Because the Company has a classified board structure, the Edgecliff Nominees, if elected, would not constitute a majority of the members of the Board. Accordingly, even if the Edgecliff Nominees are elected to the Board and the Proposal is approved, the Edgecliff Nominees will not be able to facilitate or approve the actions listed above without the support of at least two more of the incumbent members of the Board (or, in the event that the Director Litigation is successful, one more incumbent Board member). Edgecliff believes, however, that stockholder support for the Edgecliff Nominees and the Proposal may encourage the Board to maximize stockholder value through the sale or merger of the Company to or with the highest bidder in accordance with the actions listed above.

         Since the Company's By-Laws do not permit Edgecliff to call a special meeting of stockholders, the election of the Edgecliff Nominees and the adoption of the Proposal cannot be submitted to a stockholder vote until the 2000 Annual Meeting. The Company has announced that the 2000 Annual Meeting will not be held until October 12, 2000. As stated previously, the Company's announcement came only after certain members of the Edgecliff Group filed a lawsuit to compel the Company to hold the 2000 Annual Meeting as required by Delaware law.


         Edgecliff is soliciting proxies for the election of the Edgecliff Nominees to the Board of Directors of the Company and for the adoption of the Proposal. Edgecliff is not aware of any other matters to be brought before the 2000 Annual Meeting. However, should other matters be brought before the 2000 Annual Meeting, the persons named as proxies in the enclosed GREEN proxy card will vote on such matters in their discretion.

         As nominees for director, William J. Yung, Andrew R. Berger and Joseph
E. Marquet may be deemed to be participants in this proxy solicitation. Casuarina Cayman Holdings Ltd. ("Casuarina"), Edgecliff Management, LLC ("Management"), Joseph Yung, the 1994 William J. Yung Family Trust (the "1994 Trust") and The 1998 William J. Yung and Martha A. Yung Family Trust (the "1998 Trust") are members of the Edgecliff Group and may also be deemed participants in this proxy solicitation. The principal executive offices of the Company are located at 3445 Peachtree Road, N.E., Suite 700, Atlanta, Georgia 30326.


         The Company has set August 22, 2000 as the record date for determining stockholders entitled to notice of and to vote at the 2000 Annual Meeting (the "Record Date"). Stockholders of record at the close of business on the Record Date will be entitled to one vote at the 2000 Annual Meeting for each Share held on the Record Date. As of the date of this Proxy Statement, the Edgecliff Group is the beneficial owner of an aggregate of 4,191,800 Shares, which represents approximately 14.9% of the Shares outstanding (based on information publicly disclosed by the Company). Edgecliff intends to, and to cause its affiliates to, vote such Shares for the election of the Edgecliff Nominees and for the adoption of the Proposal.

                                    IMPORTANT


         YOUR VOTE IS IMPORTANT, NO MATTER HOW MANY OR HOW FEW SHARES YOU OWN. EDGECLIFF URGES YOU TO SIGN, DATE AND RETURN THE ENCLOSED GREEN PROXY CARD TODAY TO VOTE FOR ELECTION OF THE EDGECLIFF NOMINEES AND FOR THE ADOPTION OF THE PROPOSAL. DO NOT SIGN ANY PROXY CARD THAT YOU MAY RECEIVE FROM THE COMPANY, EVEN AS A PROTEST VOTE AGAINST THE BOARD AND MANAGEMENT. IF YOU HAVE ALREADY DONE SO, YOU MAY REVOKE YOUR PREVIOUSLY SIGNED PROXY BY DELIVERING A LATER DATED GREEN PROXY CARD IN THE ENCLOSED ENVELOPE.


         THE EDGECLIFF NOMINEES ARE COMMITTED, SUBJECT TO THEIR FIDUCIARY DUTIES TO THE COMPANY'S STOCKHOLDERS, TO SELLING THE COMPANY TO THE HIGHEST BIDDER. THE EDGECLIFF NOMINEES WILL ALSO CONSIDER ANY VIABLE ALTERNATIVE TRANSACTION THAT WOULD PROVIDE SUPERIOR STOCKHOLDER VALUE. A VOTE FOR THE EDGECLIFF NOMINEES AND THE PROPOSAL WILL ENABLE YOU--AS THE OWNERS OF THE COMPANY--TO SEND A MESSAGE TO THE BOARD THAT YOU ARE COMMITTED TO MAXIMIZING THE VALUE OF YOUR SHARES.

         A VOTE FOR THE ELECTION OF THE EDGECLIFF NOMINEES AND FOR THE ADOPTION OF THE PROPOSAL DOES NOT OBLIGATE YOU TO VOTE FOR THE APPROVAL OF ANY ACQUISITION AGREEMENT THAT THE COMPANY MAY ENTER INTO WITH THE EDGECLIFF GROUP OR WITH ANY OTHER PERSON.

         IF YOUR SHARES ARE REGISTERED IN YOUR OWN NAME, PLEASE SIGN AND DATE THE ENCLOSED GREEN PROXY CARD AND RETURN IT TO EDGECLIFF, C/O MACKENZIE PARTNERS, INC., IN THE ENCLOSED ENVELOPE TODAY. IF ANY OF YOUR SHARES ARE HELD IN THE NAME OF A BROKERAGE FIRM, BANK, BANK NOMINEE OR OTHER INSTITUTION ON THE RECORD DATE, ONLY IT CAN VOTE SUCH SHARES AND ONLY UPON RECEIPT OF YOUR SPECIFIC INSTRUCTIONS. ACCORDINGLY, PLEASE CONTACT THE PERSON RESPONSIBLE FOR YOUR ACCOUNT AND INSTRUCT THAT PERSON TO EXECUTE ON YOUR BEHALF THE GREEN PROXY CARD. EDGECLIFF URGES YOU TO CONFIRM YOUR INSTRUCTIONS IN WRITING TO THE PERSON RESPONSIBLE FOR YOUR ACCOUNT AND TO PROVIDE A COPY OF SUCH INSTRUCTIONS TO EDGECLIFF, C/O MACKENZIE PARTNERS, INC., WHO IS ASSISTING IN THIS SOLICITATION, AT THE ADDRESS AND TELEPHONE NUMBERS SET FORTH BELOW AND ON THE BACK COVER OF THIS PROXY STATEMENT, SO THAT EDGECLIFF MAY BE AWARE OF ALL INSTRUCTIONS AND CAN ATTEMPT TO ENSURE THAT SUCH INSTRUCTIONS ARE FOLLOWED.

         If you have any questions regarding your proxy, or need assistance in voting your Shares, please call:

                         [MACKENZIE PARTNERS, INC. LOGO]
                                156 FIFTH AVENUE
                            NEW YORK, NEW YORK 10010

                             TOLL FREE: 800-322-2885
                                       OR
                           CALL COLLECT: 212-929-5500

WHY YOU SHOULD VOTE FOR THE EDGECLIFF NOMINEES

         ELECTING THE EDGECLIFF NOMINEES WILL SEND A STRONG MESSAGE TO THE BOARD THAT IT SHOULD WORK WITH THE EDGECLIFF GROUP AND OTHER POTENTIAL BIDDERS TO MAXIMIZE STOCKHOLDER VALUE THROUGH A SALE OF THE COMPANY.

         Edgecliff believes that a sale of the Company to the highest bidder represents the best means for the Company's stockholders to maximize the value of their Shares, and that the Edgecliff Group is in a position to offer the highest value available. The Edgecliff Nominees are committed to enhancing stockholder value and, if elected, are expected to take all necessary actions, subject to their fiduciary duties to the Company's stockholders, to facilitate a sale or merger of the Company to or with the bidder determined by the Board to be offering the most favorable acquisition proposal available to the Company and its stockholders and to give the Company's stockholders the opportunity to consider whether to accept such a transaction. In addition, the Edgecliff Nominees will consider any viable alternative transaction that would provide superior stockholder value.


         If elected, the Edgecliff Nominees will not constitute a majority of the members of the Board. Under the Company's Certificate of Incorporation and By-Laws, a majority of the total number of directors then in office constitutes a quorum, and Board action may be taken by the affirmative vote of a majority of those directors present at any such meeting at which a quorum is present. Accordingly, the Edgecliff Nominees would not be able, without the presence or support of at least two other Board members (or, if the Director Litigation is successful, one other Board member) to determine any Board action.


         Nonetheless, if elected, the Edgecliff Nominees are expected, subject to their fiduciary duties as directors of the Company, to seek the support of the other Board members:

         (1) to encourage expressions of interest by third parties in potential sale or merger transactions (including, without limitation, by providing bidders with access to customary due diligence information of the type requested by the Edgecliff Group pursuant to a standard confidentiality agreement);

         (2) to negotiate and approve a definitive acquisition agreement with the third party determined to be offering the most favorable acquisition proposal available to the Company and its stockholders;

         (3) to submit the acquisition agreement to a vote of the Company's stockholders; and

         (4) to take such additional action as may be necessary to facilitate the consummation of the acquisition transaction, including:

                  (a) approving the acquisition transaction under Section 203 of the Delaware General Corporation Law; and

                  (b) redeeming the Rights issued under the Rights Agreement, or amending the Rights Agreement to make the Rights inapplicable to the acquisition transaction.

The Edgecliff Nominees would encourage the Board to evaluate potential bids on the basis of, among other things, the value of the consideration offered, the ability of the bidder to finance the bid, the quality of any non-cash consideration offered (including the financial condition of any bidder offering non-cash consideration), and the timing and likelihood of consummation of the proposed transaction in light of any required financing or regulatory approvals. However, the Edgecliff Nominees will only seek to encourage the Board to approve an acquisition transaction if they believe that the value of the transaction is fair to the stockholders of the Company from a financial point of view.

         Edgecliff believes that the election of the Edgecliff Nominees to the Board would send a strong message from the Company's stockholders that a sale or merger of the Company to or with the highest bidder represents the best opportunity currently available to maximize stockholder value and is too attractive for the Board to ignore. However, because the Edgecliff Nominees, if elected, would not constitute a majority of the Board, there can be no assurance that the Board will seek to solicit or consider offers for the sale or merger of the Company (whether in accordance with the actions described above or otherwise) even if the Edgecliff Nominees are elected.


         If, as a result of the Director Litigation, stockholders are entitled to elect three out of six directors at the 2000 Annual Meeting and all three Edgecliff Nominees are subsequently elected to the Board, the Edgecliff Nominees would still not constitute a majority of Board, but neither would the remaining incumbent directors. In such a case, neither group of directors would be able to take action on behalf of the Board without the support of at least one member of the other group. Such a Board composition could have a detrimental effect on the Company because of the potential for deadlocks in Board-level decision making and because, according to the Company's publicly filed documents, it would cause the Company to be in default of a provision under its credit agreement prohibiting "changes of control." Under the credit agreement, a change of control will occur if the current directors cease to hold a majority of the seats on the Board.


         The Edgecliff Group believes that the potential for creating deadlocks will provide the Edgecliff Nominees with leverage that can be used to convince the remaining incumbent directors to consider all available alternatives to maximize stockholder value, including a sale of the Company to the highest bidder. In addition, although the Edgecliff Group believes that the Company would seek and obtain a waiver of any technical default that may arise solely as a result of election of the Edgecliff Nominees to the Board, there can be no assurance as to the actions of the Company's lenders under its credit agreement.

In the event the Company's lenders refuse to grant such a waiver, the Edgecliff Nominees would seek to cause the Company to obtain alternative financing sufficient to pay off the Company's obligations under its credit agreement and to terminate such credit agreement concurrently therewith.

         The Edgecliff Nominees are not presently aware of any acquisition proposals with respect to the Company other than those of the Edgecliff Group. Given the widespread publicity concerning the Edgecliff Group's efforts to acquire the Company, the amount of time that has lapsed since the Edgecliff Group's initial announcement of interest in November and the failure of any competing bidder to come forward with a superior proposal, Edgecliff believes that the Edgecliff Group is positioned to offer the highest value available to the Company's stockholders. However, as the largest stockholder of the Company, the Edgecliff Group would welcome any acquisition proposal, or any alternative transaction, that would result in a higher valuation for its Shares.

         If a third party were to make a proposal to acquire the Company, the interests of Edgecliff and those of the other stockholders of the Company may differ. In any such case, the Edgecliff Nominees have indicated that they would consider any such acquisition proposal that they, in their independent judgment, believe to be superior and would otherwise fully comply with their obligations owed to the Company and its stockholders under Delaware law. Under Delaware law, each director of the Company has an obligation to discharge his or her duties in good faith, in a manner reasonably believed to be in or not opposed to the best interest of the Company and its stockholders and with such care, including reasonable inquiry, skill and diligence, as a person of ordinary prudence would use under similar circumstances. Other than as described herein, Edgecliff has no knowledge of any plans of the Edgecliff Nominees as to the specific steps they would take in connection with any such third party proposal, including whether they would appoint an independent financial advisor or retain independent legal counsel.

         As described in "Additional Information Regarding the Edgecliff Nominees" below, the Edgecliff Nominees have interests that may present them with potential conflicts of interest in comparing a proposal made by the Edgecliff Group against a competing transaction. Specifically, (i) William J. Yung may be deemed to have an interest in an Edgecliff Group proposal by virtue of his control of, and pecuniary interest in, the entities that are members of the Edgecliff Group, (ii) Andrew R. Berger may be deemed to have an interest in an Edgecliff Group proposal in his capacity as a stockholder of a legal professional association which counsels and advises the Edgecliff Group and which may potentially represent the Edgecliff Group in connection with an acquisition of the Company and (iii) Joseph E. Marquet may be deemed to have an interest in an Edgecliff Group proposal in his capacity as an executive officer of Columbia Sussex Corporation, an Edgecliff Group affiliate.

ADDITIONAL INFORMATION REGARDING THE EDGECLIFF NOMINEES; PROXY MATTERS RELATING TO THE EDGECLIFF NOMINEES

         The Edgecliff Nominees are William J. Yung, Andrew R. Berger and Joseph
E. Marquet. The Edgecliff Nominees are highly qualified individuals based on their extensive hotel industry experience. William J. Yung has over 28 years of experience in owning, managing and operating hotels. Andrew R. Berger has over 13 years of experience in advising hotel operators on hotel financings, acquisitions and dispositions. Joseph E. Marquet has over 14 years experience serving as the Chief Financial Officer of Columbia Sussex Corporation, a builder, owner and manager of hotels.


         The first two individuals named in the table below will be nominated to be elected to succeed the current two Class II Directors of the Company (or any director named to fill any vacancy created by the death, retirement, resignation or removal of any of such two directors) of the Company. The third individual named in the table below will be nominated to be elected (a) in the event that the number of directorships subject to election at the 2000 Annual Meeting is greater than two (including, without limitation, as a result of the Director Litigation), (b) if the Company makes or announces any changes to its By-Laws or takes or announces any other action that has, or if consummated would have, the effect of disqualifying one or both of the first two Edgecliff Nominees and/or
(c) in the event that one or both of the first two Edgecliff Nominees is unable for any reason to serve as a director. Additional nominations made as a result of any purported attempt to increase the size of the Board (other than as a result of the Director Litigation) or to disqualify any of the Edgecliff Nominees are without prejudice to the position of Edgecliff that any such attempt constitutes an unlawful manipulation of the Company's corporate machinery to disenfranchise the Company's stockholders. If required, Edgecliff intends to distribute to the stockholders of the Company supplemental materials in the event that the Board takes action after the date of this Proxy Statement to increase the number of directors of the Company.


         The following table sets forth the name, age, present principal occupation, business (or residence) address and business experience for the past five years and certain other information, with respect to each of the Edgecliff Nominees. This information has been furnished to Edgecliff by the respective Edgecliff Nominees. Each of the Edgecliff Nominees, if elected, would hold office until the 2003 Annual Meeting of Stockholders of the Company and until his or her successor has been elected and qualified or until earlier death, retirement, resignation or removal.

                                             PRINCIPAL OCCUPATION OR EMPLOYMENT DURING
NAME, AGE AND  BUSINESS ADDRESS              THE LAST FIVE YEARS; CURRENT DIRECTORSHIPS
------------------------------------         ------------------------------------------
William J. Yung (59)                         Since 1972, Mr. Yung has been President and
     Columbia Sussex Corporation             Chief Executive Officer of Columbia Sussex
     1200 Cypress Street                     Corporation, a builder, owner and manager of
     Cincinnati, OH 45206                    hotels.

Andrew R. Berger (44)                        Since 1984, Mr. Berger has been a stockholder
     Katz, Teller, Brant & Hild              and Vice President of Katz, Teller, Brant & Hild,
     Suite 2400                              a legal professional association, where
     255 East 5th Street                     Mr. Berger engages in the private practice of law.
     Cincinnati, OH  45202

Joseph E. Marquet (52)                       Since 1986, Mr. Marquet has been Vice
     Columbia Sussex Corporation             President - Finance and Chief Financial Officer
     207 Grandview Drive                     of Columbia Sussex Corporation, a builder,
     Fort Mitchell, KY  41017                owner and manager of hotels.

         The Edgecliff Nominees will not receive any compensation from Edgecliff for their services as directors of the Company. Columbia Sussex Corporation, an affiliate of Edgecliff, has agreed to indemnify the Edgecliff Nominees against losses incurred in connection with their service as nominees for election as directors of the Company, in connection with the solicitation of proxies in respect thereof and in connection with their service as directors of the Company to the extent that indemnification is not available under the Company's Certificate of Incorporation and By-Laws. Columbia Sussex Corporation has also agreed to reimburse the Edgecliff Nominees for out-of-pocket expenses incurred in their capacity as nominees. Each of the Edgecliff Nominees has executed written consents agreeing to be a nominee for election as a director of the Company and to serve as a director if so elected. Schedule II to this Proxy Statement sets forth additional information concerning the number of Shares owned by the Edgecliff Nominees and transactions in Shares made by the Edgecliff Nominees over the past two years. None of the Edgecliff Nominees has been convicted in any criminal proceedings (excluding traffic violations or similar misdemeanors) over the past ten years.


         Although not named as plaintiffs in the Director Litigation, the Edgecliff Nominees may have a material interest in the Director Litigation insofar as it may result in an increase in the number and percentage of directors subject to election at the 2000 Annual Meeting, and ultimately an increase in the number and voting power of the Edgecliff Nominees should they be elected to the Board. Except as described herein, there are no material proceedings in which any of the Edgecliff Nominees or any of their associates is a party adverse to, or has a material interest adverse to, the Company or any of its subsidiaries.


         According to the Company's public filings, if elected as directors of the Company, the Edgecliff Nominees would each receive from the Company an annual retainer of $24,000 for Board membership, as well as fees of $1,500 per board meeting, $1,000 per Board committee meeting, and $500 per telephonic Board or Board committee meeting. In addition, the Company has in the past reimbursed directors for expenses associated with attending Board and committee meetings. In addition, under the Company's Stock Option Plan, each non-employee director is automatically granted, on the date such director's term of office commences and each year thereafter on the day following any annual meeting of stockholders (as long as such director's term as a director is continuing for the ensuing year), an option to acquire 5,000 Shares at an exercise price equal to the fair market value of the Shares on the date of grant. All options granted to non-employee directors become exercisable upon grant. The Edgecliff Nominees, if elected, will be indemnified by the Company for service as a director of the Company to the extent indemnification is provided to directors of the Company under the Company's Certificate of Incorporation and By-Laws. In addition, Edgecliff believes that upon election, the Edgecliff Nominees will be covered by the Company's director and officer liability insurance. Edgecliff disclaims any responsibility for the accuracy of the information relating to the Company set forth in this paragraph.

         Edgecliff may be deemed to have an interest in the nomination of the Edgecliff Nominees for election to the Board insofar as the election of such persons to the Board may facilitate an acquisition of the Company by the Edgecliff Group or a sale of the Company to a third party bidder pursuant to which the Edgecliff Group may receive a premium for its Shares. The Edgecliff Nominees may be deemed to have an interest in their nomination for election to the Board by virtue of their ownership of Shares and by virtue of any compensation they will receive from the Company as directors if elected to the Board. In addition to their interests as Edgecliff Nominees, William J. Yung may be deemed to have an interest in the solicitation by virtue of his control of, and pecuniary interest in, the entities that are members of the Edgecliff Group, and Mr. Berger may be deemed to have an interest in the solicitation in his capacity as a stockholder of a legal professional association which counsels and advises the Edgecliff Group and which may potentially represent the Edgecliff Group in connection with an acquisition of the Company.

         Under the Company's Certificate of Incorporation and By-Laws, at each meeting of stockholders of the Company at which a quorum is present, the persons receiving the greatest number of votes, up to the number of directors to be elected, shall be the directors. In accordance with applicable regulations of the Commission, the GREEN proxy card affords each stockholder the opportunity to designate the names of any of the Edgecliff Nominees whom he or she does not desire to elect to the Board. Edgecliff urges stockholders to vote for all of the Edgecliff Nominees on the enclosed GREEN proxy card. The persons named as proxies in the enclosed GREEN proxy card will vote, in their sole discretion, for each of the Edgecliff Nominees who is nominated for election and for whom authority has not been withheld. Stockholders may not vote for the Company's nominees for election to the Board using the enclosed GREEN proxy card. Stockholders who wish to vote for the Company's nominees, and not for the Edgecliff Nominees, should use the proxy card provided by the Company in connection with the Company's solicitation materials.

         Edgecliff expects that each of the Edgecliff Nominees will be able to stand for election as a director of the Company. In the event only two directorships are subject to election at the 2000 Annual Meeting and either of the first two Edgecliff Nominees listed above are unable to serve as a director for any reason, the Shares represented by the enclosed GREEN proxy card will be voted in each such case, for the third Edgecliff

Nominee listed above. In addition, Edgecliff reserves the right to nominate substitute or additional persons if the Company makes or announces any changes to its By-Laws or takes or announces any other action that has, or if consummated would have, the effect of disqualifying any or all of the Edgecliff Nominees. In any such case, Shares represented by the enclosed GREEN proxy card will be voted, in the sole discretion of the persons named as proxies in the GREEN proxy card, for all such substitute or additional nominees selected by Edgecliff.

         YOU ARE URGED TO VOTE FOR THE ELECTION OF THE EDGECLIFF NOMINEES ON THE ENCLOSED GREEN PROXY CARD.


THE BY-LAW RESOLUTION

         The By-Law Resolution seeks to repeal any additions or changes made to the Company's By-Laws adopted by the Board after March 9, 2000 (the last date of reported changes) and prior to the date of the 2000 Annual Meeting. This resolution is designed to deter the current members of the Board from amending the Company's By-Laws in a manner that would create new obstacles to the consummation of an acquisition of the Company by any bidder, including the Edgecliff Group, without first seeking stockholder approval.

         Adoption of the By-Law Resolution could potentially result in the repeal of By- Law amendments not relating to the potential acquisition of the Company by a third party or in the repeal of unknown or undisclosed By-Law amendments. However, in each of these cases it is equally true that such amendments can be presented by the Board to the Company's stockholders for approval at the 2000 Annual Meeting.

         Accordingly, Edgecliff proposes that the stockholders of the Company adopt the following resolution:

                  "RESOLVED, that each provision or amendment of the By-Laws of Lodgian, Inc. (the "Company") adopted by the Board of Directors of the Company without the approval of the Company's stockholders subsequent to March 9, 2000 and prior to the approval of this resolution be, and it hereby is, repealed, effective as of the time this resolution is approved by the Company's stockholders."

         This resolution, if adopted by the stockholders of the Company, will be legally binding on the Company and would have the effect of repealing any changes or amendments to the By-Laws made by the Board after March 9, 2000 and prior to the adoption of the By-Law Resolution. While the Board could seek to change or amend the By-Laws immediately following the 2000 Annual Meeting, Edgecliff believes that the adoption of the By-Law Resolution would send a clear message to the Board that stockholders oppose the Board's unilateral adoption of changes or amendments to the Company's By-Laws that would impair the ability of a bidder to acquire the Company.

         YOU ARE URGED TO VOTE FOR THE APPROVAL OF THE BY-LAW RESOLUTION ON THE ENCLOSED GREEN PROXY CARD.


                          BACKGROUND AND RECENT EVENTS

         On November 10, 1999, the Edgecliff Group retained Greenhill & Co., LLC ("Greenhill") to act as its financial advisor and to assist it in evaluating its strategic alternatives with respect to its investment in the Company.

         By letter dated November 16, 1999, the Edgecliff Group informed the Company of its intention to offer to acquire the Company at a price of $6.50 per Share (the "Offer") and requested certain due diligence information from the Company. By letter dated November 19, 1999, the Company informed Casuarina, a member of the Edgecliff Group, that the Offer was rejected. The Company in its November 19, 1999 letter stated that the terms and conditions of the Offer were not in the best interests of the Company's stockholders. Moreover, the Company stated that the price Casuarina contemplated offering for the Shares materially understated the value of the Company's business and assets.

         By letter dated November 22, 1999, the Edgecliff Group informed the Company that it did not know what the Company meant by "terms and conditions" since the Edgecliff Group's November 19 letter did not set forth any terms and conditions and did not even use the phrase. In any case, the Edgecliff Group urged the Company to reconsider the Offer and to provide the information previously requested in connection therewith. The letter underscored that an offer of $6.50 per Share was approximately a 50% premium over recent trading levels, and that providing the requested due diligence materials could enable the Edgecliff Group to increase its valuation above $6.50.

         By letter dated January 3, 2000, the Company informed Casuarina that it had retained Morgan Stanley Dean Witter as its financial advisor to assist the Company in exploring alternatives to maximize stockholder value. The Company stated that it was willing to provide Casuarina certain non-public, confidential information regarding the Company if Casuarina was willing to demonstrate the ability to finance a transaction at an appropriate price to the Company's stockholders and execute a confidentiality agreement with a standstill provision. Lastly, the Company stated that because Casuarina had been unwilling to do either, the Company believed that it was not in the best interest of the stockholders to grant Casuarina access to confidential, non-public information.

         By letter dated January 5, 2000, Casuarina informed the Company that it was prepared to execute a customary mutual confidentiality agreement containing a 30-day standstill as a condition to Casuarina's receipt of non-public information from the Company. Casuarina provided the Company with a proposed Confidentiality and Standstill Agreement, which was subsequently rejected by the Company.

         In response to the Company's continuing refusal to provide the requested due diligence information and the Company's January 12, 2000 press release revealing that the Company's earnings were 24-28% below consensus analyst estimates, by letter dated January 18, 2000 to the Company, the Edgecliff Group withdrew the Offer.

         On March 6, 2000, the Edgecliff Group met with representatives of the Company and reaffirmed its interest in acquiring the Company, but at a price of $5.75 per Share in cash. During this meeting, the Edgecliff Group discussed potential confidentiality and "standstill" arrangements it was prepared to enter into in exchange for the due diligence information it had requested, but expressed its unwillingness to enter into any agreement that would impair its ability to nominate candidates for election to the Company's Board at the 2000 Annual Meeting. To satisfy the Company's request to provide evidence of the Edgecliff Group's ability to finance an acquisition of the Company, representatives of the Edgecliff Group's financing sources attended the March 6, 2000 meeting and answered all of the Company's questions regarding the Edgecliff Group's financing.

         On March 9, 2000, three days after the Edgecliff Group's reaffirmation of its interest in the Company and its indication of the possibility of nominating its own slate of directors for election at the 2000 Annual Meeting, the Company announced that certain changes had been made to its classified Board. Before these changes were made, the Company's Board consisted of three classes of directors serving for three-year terms as follows: Class I (term expiring in 2002) included Peter R. Tyson and one vacant seat; Class II (term expiring in 2000) included Michael A. Leven, Joseph C. Calabro and John M. Lang; and Class III (term expiring in 2001) included Robert S. Cole, Richard H. Weiner and one vacant seat. Accordingly, before the changes announced on March 9, 2000, the Company's stockholders had the right to nominate and appoint directors to replace all three Class II Directors at the 2000 Annual Meeting.

         Against this background, the Company announced that the following actions had been taken. First, Joseph C. Calabro resigned as a Class II Director with a term expiring in 2000 and was immediately appointed to fill a vacancy in Class I. Second, the Board of Directors reduced the Board's size from eight to six members, with the result that each class now consisted of only two directors. Realizing that the Company's By-Laws provided that a director "elected to fill a vacancy shall hold office only until the next election of directors by the stockholders," the Director Defendants (as defined below) deleted this By-Law and provided, instead, that "[a]ny director elected by the Board to fill a vacancy shall hold office for a term that shall coincide with the term of the class to which such director shall have been elected." As a result, the Company's stockholders now only may nominate and vote for two out of a total of six directors at the 2000 Annual Meeting, whereas previously they were entitled to vote for three out of six directors. Although the Company claims that the changes to the Board were made pursuant to the Company's Certificate of Incorporation and the rules of the NYSE, the Edgecliff Group believes these changes were adopted to prevent the Company's stockholders from replacing 50% of the Company's Board of Directors at the 2000 Annual Meeting.


         On April 7, 2000, Casuarina and Edgecliff filed a Verified Complaint for Declaratory and Injunctive Relief in the Court of Chancery of the State of Delaware in and for New Castle County, naming the Company and its directors, Peter R. Tyson, Joseph C. Calabro, John M. Lang, Robert S. Cole and Richard H. Weiner, as defendants to redress the foregoing actions. The complaint alleges that the director defendants voted to reduce the size of the Company's Board and limit the number of directors who must stand for election at the 2000 Annual Meeting for the purpose of interfering with the Company stockholders' ability to replace 50% of the Company's Board of Directors at the 2000 Annual Meeting. The Complaint seeks, among other things, judgment (1) declaring that the director defendants have breached their fiduciary duties of loyalty to the Company's stockholders,
(2) enjoining the director defendants and the Company, its officers, agents, servants and employees from enforcing the reduction in the size of the Company's Board of Directors from eight to six members and (3) declaring that the Company's stockholders have the right to nominate and elect three Class II Directors at the 2000 Annual Meeting.

         Also on April 7, 2000, Casuarina and Edgecliff filed a Motion in the Court of Chancery of the State of Delaware in and for New Castle County moving for an expedited trial and expedited discovery. At a conference on April 14, 2000, the Chancery Court granted Casuarina and Edgecliff leave to conduct limited expedited discovery, but declined to set an expedited trial date. As of the date of this proxy statement, the discovery process is ongoing.


         The Company's court papers disclose that the changes announced on March 9, 2000 to the composition of the Company's Board and By-Laws were in fact adopted on and effective as of January 12, 2000. The Edgecliff Group was disturbed to learn of the Company's failure to timely disclose these changes, especially since the Company did make a public announcement on January 12, 2000 disclosing, among other things, its poor earnings.


         On July 13, 2000, the Edgecliff Group learned of a pending sale by the Company of a group of ten hotels, located primarily on the West Coast, for approximately $132 million. On that date, Casuarina delivered a letter to the Company informing it of the Edgecliff Group's belief that the purchase price was below both the replacement cost and current market value of the properties being sold and of the Edgecliff Group's concern that the properties were being poorly marketed insofar as the Edgecliff Group was not contacted to determine its potential interest in the properties. The letter also stated that the Edgecliff Group would have been willing to pay $10 million more for the properties were it allowed to review them and submit a bid.

         By letter dated July 14, 2000, the Company responded by claiming that its financial advisor had previously contacted the Edgecliff Group's financial advisor but had been advised that the Edgecliff Group had no interest in participating in portfolio sales of properties.

         In a letter to the Company dated July 17, 2000, Casuarina reaffirmed the Edgecliff Group's interest in the properties being sold and its willingness to pay at least $10 million more than the proposed $132 million selling price. Casuarina also delivered a letter from its financial advisor, Greenhill & Co., specifically stating that "Greenhill & Co. had never received from Lodgian, Inc. or their financial advisors an offer to purchase a portfolio of assets, and was never made aware that they were considering selling a large portfolio of assets."

         By letter dated July 20, 2000, the Company clarified its prior letter by admitting that neither the Edgecliff Group nor its financial advisor had been offered a portfolio of specific properties at any time. Instead, the Company claimed that the Edgecliff Group and its financial advisor had previously been contacted to determine their interest in acquiring "unspecified" properties in one or more portfolio sales. In any case, the Company made no effort to follow up with the Edgecliff Group concerning its interest in bidding on the properties being sold. Five days later, the Company announced that it had entered into a definitive agreement to sell the properties to Sunstone Hotel Investors, LLC at the previously disclosed price of $132 million, resulting in an expected pre-tax loss to the Company of approximately $50 million.

         Concurrently with its concern over the sale of the properties described above, the Edgecliff Group become concerned that the Company had yet to schedule its 2000 Annual Meeting. Under Section 211 of the Delaware General Corporation Law, a Delaware corporation may be ordered by the Delaware Court of Chancery to hold its annual meeting if no annual meeting has been held for 13 months. The Company's 1999 annual meeting of stockholders had been held on June 25, 1999. Accordingly, on July 19, 2000, Casuarina and Edgecliff filed a Complaint and a Motion to Expedite in the Delaware Court of Chancery to compel the Company to schedule and hold the 2000 Annual Meeting. Six days after the Complaint and Motion to Expedite had been filed, the Company publicly announced that it would hold the 2000 Annual Meeting on October 12, 2000, a date that is more than 15 months following the 1999 annual meeting and almost 2-1/2 months after the date the Company filed its annual report. On August 8, 2000, the Company filed an answer to Casuarina's and Edgecliff's complaint. On August 16, 2000, Edgecliff filed a motion for summary judgment seeking entry of an order directing Lodgian to hold the 2000 Annual Meeting on October 12, 2000 and to set August 22, 2000 as the Record Date. This action is still pending before the Delaware Court of Chancery.

         On August 16, 2000, the Company filed a complaint in the United States District Court for the Southern District of New York against the Edgecliff Group asserting a claim for violations of Section 13(d) of the Exchange Act. The Edgecliff Group believes that the claim is wholly without merit and intends to contest the claim vigorously. This action is pending before the United States District Court for the Southern District of New York.


                           VOTING AND PROXY PROCEDURES

         The Company's Board of Directors has fixed the close of business on August 22, 2000 as the Record Date for determining stockholders entitled to notice of and to vote at the 2000 Annual Meeting. Former stockholders of Servico, Inc. and former unitholders of Impac Hotel Group, LLC who did not exchange their former shares and units for Shares of the Company prior to the Record Date are not eligible to vote at the 2000 Annual Meeting.

         Only stockholders of record on the Record Date will be entitled to notice of and to vote at the 2000 Annual Meeting. Each Share is entitled to one vote. Stockholders who sell Shares before the Record Date (or acquire them without voting rights after the Record Date) may not vote such Shares. Stockholders of record on the Record Date will retain their voting rights in connection with the 2000 Annual Meeting even if they sell such Shares after the Record Date. Based on publicly available information, Edgecliff believes that the only outstanding class of securities of the Company entitled to vote at the 2000 Annual Meeting are the Shares. According to publicly available information, as of July 24, 2000, there were 28,126,519 Shares issued and outstanding.


         Shares represented by properly executed GREEN proxy cards will be voted at the 2000 Annual Meeting as marked and, in the absence of specific instructions, will be voted FOR the election of the Edgecliff Nominees to the Board, FOR the By-Law Resolution and, in the sole discretion of the persons named as proxies on the enclosed GREEN proxy card, on all other matters as may properly come before the 2000 Annual Meeting. Directors are elected by a plurality of votes and the nominees who receive the most votes will be elected. Accordingly, election of the Edgecliff Nominees to the Board requires the affirmative vote of a plurality of the Shares represented and entitled to vote at the 2000 Annual Meeting. Approval of the By-Law Resolution requires the affirmative vote of the holders of 80% of the outstanding Shares entitled to vote at the 2000 Annual Meeting. Under the Company's By-Laws, the presence in person or by proxy of a majority of the Shares entitled to vote at the 2000 Annual Meeting constitutes a quorum on all matters.

         Shares for which proxies are marked "abstain" will be treated as Shares present for purposes of determining the presence of a quorum. If a broker indicates on a proxy that it does not have discretionary authority and has not received voting instructions from the beneficial owners of certain Shares as to their vote on a particular matter ("broker non-votes"), these Shares will be treated as present for purposes of determining the presence of a quorum, but will not be entitled to vote. Abstentions and broker non-votes will not be taken into account in determining the outcome of the election of directors. Abstentions and broker non-votes will have the effect of votes against the By-Law Resolution.

         Stockholders of the Company may revoke their proxies at any time prior to their exercise by attending the 2000 Annual Meeting and voting in person (although attendance at the 2000 Annual Meeting will not in and of itself constitute revocation of a proxy) or by delivering a written notice of revocation. The delivery of a subsequently dated proxy which is properly completed will constitute a revocation of any earlier proxy. The revocation may be delivered either to Edgecliff in care of MacKenzie Partners, Inc. at the address set forth on the back cover of this Proxy Statement or to the Company at 3445 Peachtree Road, N.E., Suite 700, Atlanta, Georgia 30326 or any other address provided by the Company. Although a revocation is effective if delivered to the Company, Edgecliff requests that either the original or photostatic copies of all revocations be mailed to Edgecliff in care of MacKenzie Partners, Inc. at the address set forth on the back cover of this Proxy Statement so that Edgecliff will be aware of all revocations and can more accurately determine if and when proxies have been received from the holders of record on the Record Date of a majority of the outstanding Shares.

         IF YOU WISH TO VOTE FOR THE ELECTION OF THE EDGECLIFF NOMINEES TO THE BOARD OR FOR THE ADOPTION OF THE BY-LAW RESOLUTION, PLEASE SIGN, DATE AND RETURN PROMPTLY THE ENCLOSED GREEN PROXY CARD IN THE POSTAGE-PAID ENVELOPE PROVIDED.


                             SOLICITATION OF PROXIES

         The solicitation of proxies pursuant to this Proxy Statement is being made by Edgecliff. Proxies may be solicited by mail, facsimile, telephone, telegraph, electronic mail, in person and by advertisements. Solicitations may be made by certain officers and employees of Edgecliff, none of whom will receive additional compensation for such solicitation.

         Edgecliff has retained MacKenzie Partners, Inc. ("MacKenzie") for solicitation and advisory services in connection with this solicitation, for which MacKenzie will receive a fee not to exceed $35,000, together with reimbursement for its reasonable out- of-pocket expenses, and will be indemnified against certain liabilities and expenses. MacKenzie will solicit proxies from individuals, brokers, banks, bank nominees and other institutional holders. Edgecliff will request banks, brokerage houses and other custodians, nominees and fiduciaries to forward all solicitation materials to the beneficial owners of the Shares they hold of record. Edgecliff will reimburse these record holders for their reasonable out-of-pocket expenses in so doing. It is anticipated that MacKenzie will employ approximately 35 persons to solicit the Company's stockholders for the 2000 Annual Meeting.

         Greenhill is serving as financial advisor to the Edgecliff Group in connection with its investment in the Company. As compensation for such services, the Edgecliff Group has agreed to pay Greenhill a fee of (i) $250,000 as a retainer fee payable in five installments and (ii) .6% of the transaction value paid by the Edgecliff Group in an acquisition of the Company. In addition, the Edgecliff Group has agreed to reimburse Greenhill for its reasonable out-of-pocket expenses, including, without limitation, reasonable fees and disbursements of its counsel arising out of Greenhill's engagement, and has also agreed to indemnify Greenhill (and certain affiliated persons) against certain liabilities and expenses. Greenhill may from time to time in the future render various investment banking services to the Edgecliff Group and its affiliates, for which it is expected it would be paid customary fees.


         The entire expense of soliciting proxies is being borne by Edgecliff. Edgecliff does not currently intend to seek reimbursement of the costs of this solicitation from the Company. The costs of this solicitation of proxies, and other costs specifically related to this solicitation (which are not deemed to include any fees payable to Greenhill), are currently estimated to be approximately $175,000. Edgecliff estimates that through the date hereof, its total expenditures in connection with this solicitation are approximately $125,000.

                         INFORMATION ABOUT PARTICIPANTS

         Edgecliff is a Kentucky limited liability company. Edgecliff is primarily engaged in the business of investing in securities. The address of the principal business office of Edgecliff is 207 Grandview Drive, Fort Mitchell, Kentucky 41017. Edgecliff's telephone number is 606-578-1100.


         As of the date of this Proxy Statement, the Edgecliff Group beneficially owns an aggregate of 4,191,800 Shares, which represents approximately 14.9% of the Shares outstanding (based on information publicly disclosed by the Company). Edgecliff intends to, and to cause its affiliates to, vote such Shares for the election of the Edgecliff Nominees and for the adoption of the Proposal. In addition to Edgecliff and the Edgecliff Nominees being participants to this proxy solicitation, Casuarina, Management, Joseph Yung, the 1994 Trust and the 1998 Trust may also be deemed participants in this proxy solicitation. For more detailed information regarding the other participants to this proxy solicitation, who may also solicit proxies from the stockholders of the Company, see Schedule I to this Proxy Statement. For more information regarding transactions involving Shares over the past two years and ownership of Shares by Edgecliff, the Edgecliff Nominees and the other participants to this proxy solicitation see Schedule II to this Proxy Statement.



             CERTAIN TRANSACTIONS BETWEEN EDGECLIFF AND THE COMPANY

         Except as set forth in this Proxy Statement (including the Schedules hereto), none of Edgecliff, the Edgecliff Nominees, the other participants to this solicitation, or any of their respective associates: (i) directly or indirectly beneficially owns any Shares or any securities of the Company; (ii) has had any relationship with the Company in any capacity other than as a stockholder, or is or has been a party to any transactions, or series of similar transactions, since January 1, 1999 with respect to any Shares of the Company; or (iii) knows of any transactions since January 1, 1999, currently proposed transaction, or series of similar transactions, to which the Company or any of its subsidiaries was or is to be a party, in which the amount involved exceeds $60,000 and in which any of them or their respective affiliates had, or will have, a direct or indirect material interest. In addition, other than as set forth herein, there are no contracts, arrangements or understandings entered into by Edgecliff, the Edgecliff Nominees or the other participants to this solicitation or any of their respective associates within the past year with any person with respect to any of the Company's securities, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies.

         Except as set forth in this Proxy Statement (including the Schedules hereto), none of Edgecliff, the Edgecliff Nominees, the other participants to this solicitation, or any of their respective associates, has entered into any agreement or understanding with any person with respect to (i) any future employment by the Company or its affiliates or (ii) any future transactions to which the Company or any of its affiliates will or may be a party. If and to the extent that the Edgecliff Group acquires control of the Company or otherwise obtains access to the books and records of the Company, the Edgecliff Group intends to conduct a detailed review of the Company and its assets, corporate structure, dividend policy, capitalization, operations, properties, policies, management and personnel and consider and determine what, if any, changes would be desirable in light of the circumstances which then exist. Such strategies could include, among other things, changes in the Company's business strategy, corporate structure, Certificate of Incorporation, By-Laws, capitalization, management or dividend policy.


                    OTHER MATTERS AND ADDITIONAL INFORMATION

         Edgecliff is unaware of any other matters to be considered at the 2000 Annual Meeting. Should other matters be brought before the 2000 Annual Meeting, the persons named as proxies on the enclosed GREEN proxy card will vote on such matters in their sole discretion.

         Schedule III to this Proxy Statement sets forth certain information, as made available in public documents, regarding Shares held by certain beneficial owners and the Company's management. The information concerning the Company contained in this Proxy Statement and the Schedules attached hereto has been taken from, or is based upon, publicly available information. To date, Edgecliff has not had access to the books and records of the Company. Although Edgecliff does not have any information that would indicate that any information contained in this Proxy Statement concerning the Company is inaccurate or incomplete, Edgecliff does not take any responsibility for the accuracy or completeness of such information.

         Stockholders do not have appraisal or similar rights of dissenters under Delaware law with respect to the matters described in this Proxy Statement.

                  STOCKHOLDER PROPOSALS FOR 2000 ANNUAL MEETING


         The Company's Definitive Proxy Statement on Schedule 14A dated May 11, 1999 sets April 25, 2000 as the deadline by which proposals of the Company's stockholders that are intended to be presented by such stockholders at the 2000 Annual Meeting were to be received by the Company in order to be considered for inclusion in the Company's proxy statement and form of proxy relating to the 2000 Annual Meeting. However, because the 2000 Annual Meeting will be held more than 30 days after June 25, 2000 (the one-year anniversary of the 1999 annual meeting), Edgecliff believes that the deadline described above was the close of business on August 4, 2000, the tenth day following the day on which public disclosure of the date of the annual meeting was made.


                                             EDGECLIFF HOLDINGS, LLC


August 29, 2000

                                   SCHEDULE I

                   INFORMATION CONCERNING CERTAIN PARTICIPANTS


         Set forth in the table below is the present principal occupation or employment and the name, principal business and address of any corporation or other organization in which such employment is carried on for each of the participants to this proxy solicitation other than Edgecliff and the Edgecliff Nominees.


     NAME AND BUSINESS                 PRESENT PRINCIPAL BUSINESS, OCCUPATION OR
          ADDRESS                                      EMPLOYMENT
     -----------------                 -----------------------------------------

Casuarina Cayman Holdings               Casuarina is a corporation organized
   Ltd.                                 under the laws of the Cayman Islands,
207 Grandview Drive                     British West Indies. Casuarina is a
Fort Mitchell, KY  41017                holding company owning 100% of the
                                        outstanding capital stock of Galleon
                                        Beach Resort, Ltd., a Cayman Islands,
                                        British West Indies corporation, which
                                        owns and operates a resort hotel in
                                        Grand Cayman, British West Indies.

Edgecliff Management, LLC               Management is a Kentucky limited
207 Grandview Drive                     liability company. Management is
Fort Mitchell, KY 41017                 primarily engaged in the business of
                                        investing in securities.

Joseph A. Yung                          Mr. Joseph Yung's principal occupation
Columbia Sussex Corporation             is Director of Development of Columbia
207 Grandview Drive                     Sussex Corporation, a builder, owner and
Fort Mitchell, KY  41017                manager of hotels.

1994 William J. Yung Family             The 1994 Trust is organized under the
   Trust                                laws of Ohio. The business of the 1994
207 Grandview Drive                     Trust is to hold its assets for the
Fort Mitchell, KY  41017                beneficiaries of the 1994 Trust in
                                        accordance with the Trust Agreement
                                        dated December 19, 1994 and to dispose
                                        of such assets and make distributions to such beneficiaries in accordance with such Trust Agreement.

The 1998 William J. Yung                The 1998 Trust is organized under the
   and Martha A. Yung                   laws of Ohio. The business of the 1998
   Family Trust                         Trust is to hold its assets for the
207 Grandview Drive                     beneficiaries of the 1998 Trust in
Fort Mitchell, KY  41017                accordance with the Trust Agreement
                                        dated March 10, 1998 and to dispose of
                                        such assets and make distributions to
                                        such beneficiaries in accordance with
                                        such Trust Agreement.

                                   SCHEDULE II

                  TRANSACTIONS IN THE SECURITIES OF THE COMPANY


         Edgecliff is the record and beneficial owner of 2,598,100 Shares. William J. Yung is the beneficial owner of 4,191,800 Shares and does not own any Shares of record. Casuarina is the beneficial owner of 1,593,700 Shares and does not own any Shares of record. Management is the beneficial owner of 2,598,100 Shares and does not own any Shares of record. Edgecliff, together with certain of its affiliates, may be deemed to constitute a "group" as defined under Rule 13d-5 promulgated under the Exchange Act that beneficially owns 4,191,800 Shares in the aggregate. The affiliates of Edgecliff who may be deemed to be members of the Edgecliff Group are Casuarina, Management, the 1994 Trust, the 1998 Trust, William J. Yung and Joseph Yung. All of the Shares beneficially owned by the Edgecliff Group were originally acquired by Casuarina in open market transactions executed on the NYSE on the dates and at the prices (exclusive of commissions) listed below. Certain of these Shares were then transferred to Edgecliff as the result of the transactions described below.


         Other than as set forth herein, none of Edgecliff, the Edgecliff Nominees or the other participants to this proxy solicitation is the record or beneficial owner of any securities of the Company, nor any parent or subsidiary of the Company. Other than as set forth below, none of Edgecliff, the Edgecliff Nominees or the other participants to this proxy solicitation has effected any transactions in any securities of the Company in the last two years.

                             PURCHASES BY CASUARINA
                             ----------------------

DATE OF PURCHASE         NUMBER OF SHARES PURCHASED     PURCHASE PRICE PER SHARE
----------------         --------------------------     ------------------------
March 29, 1999                     22,200                        $5.0000
March 30, 1999                     45,000                        $5.1250
March 30, 1999                     5,000                         $5.0625
March 30, 1999                      300                          $4.9375
March 30, 1999                     20,000                        $5.1250
March 30, 1999                     30,000                        $5.1875
March 30, 1999                     50,000                        $5.0000
May 20, 1999                       34,400                        $6.3125
May 20, 1999                       1,000                         $6.2500
May 20, 1999                       11,000                        $6.3750
May 21, 1999                       50,000                        $6.5625
May 24, 1999                      100,000                        $6.8750

DATE OF PURCHASE         NUMBER OF SHARES PURCHASED     PURCHASE PRICE PER SHARE
----------------         --------------------------     ------------------------

May 27, 1999                       22,400                        $6.8750
June 1, 1999                       46,800                        $7.1250
June 1, 1999                       2,000                         $7.0000
June 2, 1999                       19,700                        $6.8750
June 3, 1999                       50,000                        $6.8750
June 4, 1999                       26,600                        $7.0000
June 7, 1999                       15,200                        $6.8750
June 8, 1999                       50,000                        $6.8750
June 9, 1999                        500                          $6.8125
June 9, 1999                       24,700                        $6.7500
June 10, 1999                      33,000                        $6.6250
June 11, 1999                      12,000                        $6.0000
June 14, 1999                      33,500                        $5.8750
June 15, 1999                      11,200                        $5.8750
June 15, 1999                      12,000                        $6.1250
June 18, 1999                      3,000                         $6.1250
June 18, 1999                      35,400                        $6.1875
June 21, 1999                      18,000                        $6.2500
June 21, 1999                      10,000                        $6.3750
June 22, 1999                      21,000                        $6.5000
June 22, 1999                      2,500                         $6.4375
June 23, 1999                     146,500                        $6.5000
June 24, 1999                      15,000                        $6.4375
June 25, 1999                      22,000                        $6.5000
June 30, 1999                      2,000                         $6.5000
July 1, 1999                       5,300                         $6.5000
July 1, 1999                      115,000                        $6.5625
July 2, 1999                       8,400                         $6.5000

DATE OF PURCHASE         NUMBER OF SHARES PURCHASED     PURCHASE PRICE PER SHARE
----------------         --------------------------     ------------------------

July 6, 1999                       11,000                        $6.5000
July 7, 1999                       2,100                         $6.5000
July 8, 1999                      103,400                        $6.6250
July 9, 1999                       13,200                        $6.5000
July 9, 1999                       20,000                        $6.6250
July 15, 1999                      2,500                         $5.8750
July 16, 1999                      26,000                        $5.7500
July 20, 1999                      10,000                        $5.7500
July 20, 1999                      30,000                        $5.6875
July 20, 1999                      10,000                        $5.6250
July 21, 1999                      10,000                        $5.2500
July 22, 1999                      12,500                        $4.9375
October 4, 1999                   200,000                        $4.0000
October 4, 1999                    10,000                        $3.8740
October 6, 1999                   625,800                        $4.0000
October 7, 1999                    5,400                         $4.0000
October 8, 1999                    13,900                        $4.0000
October 11, 1999                   29,900                        $4.0000
October 12, 1999                   88,300                        $4.0000
October 13, 1999                   6,000                         $4.0000
October 13, 1999                   10,000                        $4.0625
October 13, 1999                  109,000                        $4.1250
October 14, 1999                   35,000                        $4.1875
October 15, 1999                  121,500                        $4.2500
November 22, 1999                 143,600                        $6.0000
December 20, 1999                  3,000                         $4.8750
December 20, 1999                  47,000                        $5.0000
December 21, 1999                  50,000                        $5.0000

DATE OF PURCHASE         NUMBER OF SHARES PURCHASED     PURCHASE PRICE PER SHARE
----------------         --------------------------     ------------------------

December 27, 1999                  50,000                        $5.0000
December 28, 1999                  50,000                        $5.0000
December 29, 1999                  34,000                        $5.0000
January 7, 2000                    16,100                        $4.8750
January 11, 2000                   50,000                        $4.7500
January 12, 2000                   50,000                        $4.7500

May 25, 2000                     1,100,000                       $2.0000



                               SALES BY CASUARINA
                               ------------------

DATE OF SALE             NUMBER OF SHARES SOLD          PRICE PER SHARE SOLD
--------------           ---------------------          --------------------
April 21, 1999                     40,000                        $5.5000


         On November 9, 1999, Casuarina transferred 2,546,138 Shares to the 1994 Trust and 51,962 Shares to William J. Yung in the form of a distribution to Casuarina's equity holders. On December 28, 1999, the 1994 Trust contributed 2,546,138 Shares to Edgecliff in exchange for 100 common units of Edgecliff. On the same date, (i) William J. Yung contributed 51,962 Shares to Management in exchange for 9 voting units and 6,991 nonvoting units of Management and (ii) Management contributed 51,962 Shares to Edgecliff in exchange for 266,305.25 preferred units of Edgecliff. On March 23, 2000, Edgecliff caused the 2,598,100 Shares it beneficially owned as a result of the transactions described in this paragraph to be registered in its own name.

                                  SCHEDULE III

                      SHARE OWNERSHIP OF CERTAIN BENEFICIAL
                      OWNERS AND MANAGEMENT OF THE COMPANY


         Set forth below is information regarding Shares owned by certain beneficial owners, directors, nominees and executive officers of the Company as of July 24, 2000. Other than with respect to the Edgecliff Group, such information is based solely upon the Company's Annual Report on Form 10-K filed with the SEC on July 31, 2000.



                                      III-1

         The following table shows the beneficial ownership of persons owning more than five percent of the outstanding Shares.

                                        NUMBER OF SHARES
     NAME AND ADDRESS OF                 OF COMMON STOCK         PERCENT OF
       BENEFICIAL OWNER                 BENEFICIALLY OWNED       COMMON STOCK(1)
       ----------------                 ------------------       ------------
Dimensional Fund Advisors Inc.              1,556,300(2)              5.53%
1299 Ocean Avenue, 11th Floor
Santa Monica, CA 90401

Casurina Cayman Holdings Ltd.               1,593,700(3)              5.67%
207 Grandview Drive
Fort Mitchell, KY 41017

Edgecliff Holdings, LLC                     2,598,100(4)              9.24%
207 Grandview Drive
Fort Mitchell, KY 41017

Edgecliff Management, LLC                   2,598,100(5)              9.24%
207 Grandview Drive
Fort Mitchell, KY  41017

William J. Yung                             4,191,800(6)              14.90%
1200 Cypress Street
Cincinnati, OH  45206

The Edgecliff Group                         4,191,800(7)              14.90%

(1) Percentages are based upon 28,126,591 Shares outstanding as of July 24, 2000, as reported by the Company in its Form 10-K filed on July 31, 2000.

(2) Dimensional Fund Advisors Inc. filed a Schedule 13G on February 3, 2000 with the Commission reporting beneficial ownership of 1,556,300 Shares with sole voting and dispositive power with respect to such Shares.

(3) Casuarina has shared voting and dispositive power over 1,593,700 Shares as to which it is the direct benefical owner.

(4) Edgecliff has shared voting and dispositive power over 2,598,100 Shares which it holds of record and is the direct beneficial owner.

(5) Management may be deemed to be the indirect beneficial owner of, and have shared voting and dispositive power with respect to, the 2,598,100 Shares held by Edgecliff by virtue of its direct control of Edgecliff.

(6) William J. Yung may be deemed to be the indirect beneficial owner of, and have shared voting and dispositive power with respect to, (i) the 2,598,100 Shares held by Edgecliff by virtue of his indirect control of Edgecliff and (ii) the 1,593,700 Shares held by Casuarina by virtue of his direct control of Casuarina.

(7) The Edgecliff Group, which consists of Edgecliff, Casuarina, Management, the 1994 Trust, the 1998 Trust, William J. Yung and Joseph Yung, may be deemed to beneficially own, and have shared voting and dispositive power with respect to, all of the Shares beneficially owned by its individual members by virtue of the fact that it may be deemed to constitute a "group" as defined under Rule 13d-5 promulgated under the

                                      III-2

         Exchange Act. Accordingly, the Edgecliff Group may be deemed to be the beneficial owner of (i) the 2,598,100 Shares held of record by Edgecliff and (ii) the 1,593,700 Shares as to which Casuarina is the direct beneficial owner.



                                      III-3

         The following table sets forth the number of Shares owned by each current director and executive officer and by all directors and executive officers as a group as of July 24, 2000.

                                        NUMBER OF SHARES
                                        OF COMMON STOCK           PERCENT OF
NAME                                    BENEFICIALLY OWNED       COMMON STOCK(1)
----                                    ------------------       ------------
Robert S. Cole                                 724,672(2)             2.57%
Joseph C. Calabro                              276,360(3)               *
John M. Lang                                   368,472(4)             1.31%
Michael A. Leven                                40,724(5)               *
Peter R. Tyson                                  61,316(6)               *
Richard H. Weiner                               60,100(7)               *
Karyn Marasco Guttierez                         90,200(8)               *
Lawrence Carballo                               23,000(9)               *
Kenneth R. Posner                              420,000(10)            1.47%
All Directors and Executive officers
  as a Group (9 persons)                     2,064,844                7.15%
persons)

------------------------
*        Represents less than 1%.

(1) Percentages are based upon 28,126,591 Shares outstanding as of July 24, 2000, as reported by the Company in its Form 10-K filed on July 31, 2000, plus the total number of Shares that such person has the right to acquire (such as by exercise of options) within 60 days of July 24, 2000.

(2)      Includes currently exercisable options to purchase 37,000 Shares.

(3)      Includes currently exercisable options to purchase 60,000 Shares.

(4) Includes currently exercisable options to purchase 5,000 Shares. Does not include: (i) Shares beneficially held by ProTrust Properties IV, Ltd., ProTrust Properties V, Ltd., Hotel Investors, L.P., and ProTrust Equity Growth Fund I, L.P. (collectively, the "Pro Trust Entities"), from which, as of June 8, 1999, Mr. Lang resigned his position as manager; and (ii) Shares beneficially owned by Hotel Capital II, LLC, a limited liability company whose manager (with sole voting and dispositive power) is Robert H. Woods.

(5) Includes currently exercisable options to purchase 30,000 Shares and 5,700 Shares owned by Mr. Leven's spouse.

(6)      Includes currently exercisable options to purchase 60,000 Shares.

(7)      Includes currently exercisable options to purchase 60,000 Shares.

(8)      Includes currently exercisable options to purchase 87,500 Shares.


                                      III-4

(9)      Includes currently exercisable options to purchase 23,000 Shares.

(10)     Includes currently exercisable options to purchase 400,000 Shares.



                                      III-5

                                    IMPORTANT


Tell your Board what you think! Your vote is important. No matter how many Shares you own, please give Edgecliff your proxy for the election of the Edgecliff Nominees and for approval of the By-Law Resolution by taking three steps:

         1.       SIGNING the enclosed GREEN proxy card,

         2.       DATING the enclosed GREEN proxy card, and

         3. MAILING the enclosed GREEN proxy card TODAY in the envelope provided (no postage is required if mailed in the United States).


         If any of your Shares are held in the name of a brokerage firm, bank, bank nominee or other institution, only it can vote such Shares and only upon receipt of your specific instructions. Accordingly, please contact the person responsible for your account and instruct that person to execute the GREEN proxy card representing your Shares. Edgecliff urges you to confirm in writing your instructions to Edgecliff in care of the address provided below so that Edgecliff will be aware of all instructions given and can attempt to ensure that such instructions are followed.

If you have any questions or require any additional information concerning this Proxy Statement, please contact MacKenzie at the address or telephone number set forth below.

                         [MACKENZIE PARTNERS, INC. LOGO]
                                156 FIFTH AVENUE
                            NEW YORK, NEW YORK 10010
                             TOLL FREE: 800-322-2885
                                       OR
                           CALL COLLECT: 212-929-5500

                                                                GREEN PROXY CARD
                                                                ----------------


                                  LODGIAN, INC.
                       2000 ANNUAL MEETING OF STOCKHOLDERS

                      THIS PROXY IS SOLICITED ON BEHALF OF
                             EDGECLIFF HOLDINGS, LLC



The undersigned appoints William J. Yung and Andrew R. Berger and each of them, attorneys and agents with full power of substitution to vote all shares of common stock of Lodgian, Inc. (the "Company") which the undersigned would be entitled to vote if personally present at the 2000 Annual Meeting of Stockholders of the Company, and including at any adjournments or postponements thereof and at any special meeting called in lieu thereof (the "2000 Annual Meeting"), as follows:


   EDGECLIFF HOLDINGS, LLC ("EDGECLIFF") RECOMMENDS A VOTE FOR ITEMS 1 AND 2.

1.       ELECTION OF DIRECTORS:

         To elect to the Board of the Directors of the Company (the "Board") such number of the following Edgecliff nominees as equals the number of directorships subject to election at the 2000 Annual Meeting: William
         J. Yung, Andrew R. Berger and Joseph E. Marquet (the "Edgecliff Nominees"). The first two of such individuals will be elected to succeed the current two Class II Directors (or any director named to fill any vacancy created by the death, retirement, resignation or removal of any of such two directors) of the Company. The third individual will be elected (a) in the event that the number of directorships subject to election at the 2000 Annual Meeting is greater than two, (b) if the Company makes or announces any changes to its By-Laws or takes or announces any other action that has, or if consummated would have, the effect of disqualifying one or both of the first two Edgecliff Nominees and/or (c) in the event that one or both of the first two Edgecliff Nominees is unable for any reason to serve as a director.

         [    ]   FOR all Edgecliff Nominees except as marked below

         [    ]   WITHHOLD AUTHORITY for all Edgecliff Nominees

         INSTRUCTION:      To withhold authority to vote for any individual
                           nominee, mark "FOR" above and print the name(s) of the nominee(s) with respect to whom you wish to withhold authority in the space provided below.


                           I withhold authority to vote for the following nominee(s):

                           ------------------------------------------------

2.       BY-LAW RESOLUTION PROPOSED BY EDGECLIFF.

         To adopt the following resolution:

                  "RESOLVED, that each provision or amendment of the By-Laws of Lodgian, Inc. (the "Company") adopted by the Board of Directors of the Company without the approval of the Company's stockholders subsequent to March 9, 2000 and prior to the approval of this resolution be, and it hereby is, repealed, effective as of the time this resolution is approved by the Company's stockholders."

                           FOR [ ]          AGAINST [ ]          ABSTAIN [ ]

3. IN THEIR SOLE DISCRETION, THE HEREIN NAMED ATTORNEYS AND PROXIES, THEIR SUBSTITUTES, OR ANY OF THEM ARE AUTHORIZED TO VOTE UPON ANY OTHER MATTERS AS MAY PROPERLY COME BEFORE THE 2000 ANNUAL MEETING.

The undersigned hereby revokes any other proxy or proxies heretofore given to vote or act with respect to the shares of common stock of the Company held by the undersigned, and hereby ratifies and confirms all action that the herein named attorneys and proxies, their substitutes, or any of them have taken or may lawfully take by virtue hereof.


If properly executed, this proxy will be voted as directed above. If no direction is indicated with respect to the above proposals, this proxy will be voted for items 1 and 2 and in the manner set forth in Item 3 above.

This proxy will be valid until the earlier of one year from the date indicated below and the completion of the 2000 Annual Meeting.


DATED:  _________________________________,  2000.


--------------------------------
(Signature)


--------------------------------
(Signature, if held jointly)


--------------------------------
(Title)

PLEASE SIGN EXACTLY AS NAME APPEARS ON THIS PROXY.

When shares are held jointly, joint owners should each sign. Executors, administrators, trustees, etc., should indicate the capacity in which signing.

             IMPORTANT: PLEASE SIGN, DATE AND RETURN THIS PROXY CARD
                       PROMPTLY IN THE ENCLOSED ENVELOPE!